Exhibit 99.1

Viasat Releases Fourth Quarter and Fiscal Year 2024 Financial Results

CARLSBAD, Calif., May 21, 2024 — Viasat, Inc. (NASDAQ: VSAT), a global leader in satellite communications, today published its fourth quarter and fiscal year 2024 financial results in a letter to shareholders, which is now posted to the Investor Relations section of the website.

As previously announced, Viasat will host a conference call today, Tuesday, May 21, 2024 at 2:30 p.m. Pacific Time / 5:30 p.m. Eastern Time. The dial in numbers for the conference are U.S. (800) 715-9871 and International (646) 307-1963. Please reference conference ID 1095745.

Participants can also listen to the live webcast from the Investor Relations section of the website. The call will be archived and available on the site for approximately one month immediately following the conference call.

# # #

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. With offices in 24 countries around the world, our mission shapes how consumers, businesses, governments and militaries around the world communicate and connect. Viasat is developing the ultimate global communications network to power high-quality, reliable, secure, affordable, fast connections to positively impact people’s lives anywhere they are—on the ground, in the air or at sea, while building a sustainable future in space. In May 2023, Viasat completed its acquisition of Inmarsat, combining the teams, technologies and resources of the two companies to create a new global communications partner. Learn more at www.viasat.com, the Viasat News Room or follow us on Facebook, Instagram, LinkedIn, X or YouTube.

Copyright © 2024 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat Signal are registered trademarks in the U.S. and in other countries of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Viasat, Inc. Contacts

Jonathan Sinnatt/Scott Goryl, Public Relations, pr@viasat.com

Lisa Curran/Peter Lopez, Investor Relations, +1 (760) 476-2633, IR@viasat.com